Exhibit 99.1

AMERICAN ECOLOGY ANNOUNCES THIRD QUARTER 2007
FINANCIAL RESULTS, RAISES ANNUAL EARNINGS GUIDANCE

Boise, Idaho – October 23, 2007 – American Ecology Corporation (NASDAQ: ECOL) today reported financial results for its third quarter and nine months ended September 30, 2007.

Third Quarter Results

Net income was $4.5 million, or $0.25 per diluted share, for the third quarter of 2007, up 51% from net income of $3.0 million, or $0.16 per diluted share, earned in the third quarter of 2006. Operating income for the third quarter of 2007 increased 41% to $6.6 million, exceeding the $4.7 million earned in the third quarter of 2006. Operating income in the third quarter of 2006 benefited from a $704,000 settlement of an outstanding business interruption claim related to the July 2004 fire at our Robstown, Texas facility. All four operating facilities were profitable for the quarter.

Revenue for the third quarter of 2007 increased 44% to $39.4 million, up from $27.5 million in the same quarter last year. This growth reflected increased revenue from bundled transportation and disposal projects including the Honeywell International Jersey City and Molycorp Pennsylvania contracts, and other rail-served projects. A steady flow of shipments under our multi-year contract with the U.S. Army Corps of Engineers also contributed to revenue growth for the quarter. In the third quarter of last year, the Army Corps of Engineers shipped significantly lower volumes pending appropriation of funds for the federal government’s new fiscal year.

Direct operating costs for the quarter rose to $29.2 million, up from $20.6 million in the third quarter last year. The increase reflects higher rail and truck transportation expenses on increased waste volumes as well as higher variable costs for labor and benefits, waste treatment additives, disposal cell space amortization and equipment maintenance.

Waste volumes disposed at our Idaho, Nevada and Texas waste facilities increased 55% in the third quarter of 2007 over the third quarter of 2006 to 269,000 tons. The resulting operating leverage drove quarterly gross profit to $10.3 million in the third quarter of 2007, a 49% increase over gross profit of $6.9 million posted in the same quarter last year.

Selling, general and administrative (“SG&A”) expenses for the third quarter of 2007 were $3.6 million, or 9% of revenue, as compared to $2.9 million, or 11% of revenue, in the same quarter last year. The $734,000 increase in SG&A expenses was due primarily to increased business activity, higher stock-based compensation expense, sales commissions, incentive compensation and administrative costs in support of the increased waste volumes received. SG&A expenses for the quarter included a $198,000 charge related to the write-off of engineering costs for a New Jersey rail transload facility previously planned for the Honeywell Jersey City project. Rail facility development for the New Jersey facility has been postponed indefinitely due to increased construction and operation cost estimates and improved economic terms received shipping through the eastern Pennsylvania rail facility that is presently used.

During the third quarter of 2007, the Company’s effective income tax rate declined to 33.9%. This reflects higher state investment tax credits on filed tax returns and a reduction in the Company’s estimated annual effective tax rate from 39.3% to 39.1%.

At September 30, 2007, we had $11.3 million of cash and short-term investments. $11 million of our $15.0 million line of credit was unused, with the remaining $4.0 million issued as a standby letter of credit providing collateral for financial assurance policies for future closure and post-closure obligations.

Year-To-Date Results

Net income for the first nine months of 2007 was $14.5 million, or $0.80 per diluted share, up 20% from net income of $12.1 million, or $0.66 per diluted share, earned in the first nine months of 2006. Operating income for the first nine months of 2007 was $22.7 million, up 24% from operating income of $18.4 million for the first nine months of last year.

Revenue for the first nine months of 2007 was $119.7 million, up 52% from $78.9 million in the same period last year. This growth reflects increased revenue from bundled rail transportation and disposal contracts as well as higher revenue at our Idaho, Nevada, and Texas operations. Our Beatty, Nevada facility delivered significant operating income growth in the first nine months of 2007 aided by two large clean-up projects that were substantially completed in the first quarter. This strong growth year-to-date more than replaced a large non rate-regulated project at our Richland, Washington facility that was completed in August 2006.

Higher disposal volumes drove gross profit to $33.4 million in the first nine months of 2007, up 23% from $27.1 million in the first nine months of 2006. Direct operating costs for the first nine months of 2007 were $86.2 million, up from $51.8 million in same period last year. This reflects higher rail and truck transportation expenses on higher waste volumes as well as higher variable costs for labor and benefits, waste treatment additives, disposal cell amortization and equipment maintenance.

SG&A expenses for the first nine months of 2007 were $10.7 million, or 9% of revenue, as compared to $9.4 million, or 12% of revenue, for the same period last year.

Higher state investment tax credits on filed tax returns reduced the Company’s effective tax rate from 39.1% to 37.7% for the first nine months of 2007, positively impacting net income.

2007 Earnings Guidance Raised

Based on strong year-to-date performance, management is raising its previously issued 2007 earnings guidance from $0.98 to $1.02 per diluted share to a range of $1.02 to $1.05 per diluted share.

“American Ecology’s increased 2007 earnings projection reflects record year-to-date financial performance and a positive fourth quarter outlook based on steady shipments from large rail-served projects shipping to our Idaho site and sustained business at out Texas and Nevada facilities,” stated Stephen Romano, President and Chief Executive Officer.

Dividend

On October 1, 2007, the Company declared a $0.15 per common share quarterly dividend for stockholders of record on October 12, 2007. This $2.7 million dividend was paid on October 19, 2007 using cash on hand.

Conference Call

American Ecology will hold an investor conference call on Wednesday, October 24, 2007 at 11:00 a.m. Eastern Daylight Time (9:00 a.m. Mountain Daylight Time) to discuss these results, its current financial position and its business outlook. Questions will be invited after management’s presentation. Interested parties can join the conference call by dialing (866) 814-1914. The conference call will also be broadcast live on our website at www.americanecology.com. An audio replay will be available through October 31, 2007 by calling (800) 675-9924 and using the passcode 102407. The replay will also be accessible on our website at www.americanecology.com.

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About American Ecology Corporation
American Ecology Corporation, through its subsidiaries, provides radioactive, PCB, hazardous, and non-hazardous waste services to commercial and government customers throughout the United States, such as steel mills, medical and academic institutions, refineries, chemical manufacturing facilities and the nuclear power industry. Headquartered in Boise, Idaho, the Company is the oldest radioactive and hazardous waste services company in the United States.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995 that are based on our current expectations, beliefs and assumptions about the industry and markets in which American Ecology Corporation and its subsidiaries operate. Because such statements include risks and uncertainties, actual results may differ materially from what is expressed herein and no assurance can be given that the Company will meet its 2007 earnings estimates, successfully execute its growth strategy, or declare or pay future dividends. For information on other factors that could cause actual results to differ materially from expectations, please refer to American Ecology Corporation’s December 31, 2006 Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission. Many of the factors that will determine the Company’s future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date such statements are made. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise. Important assumptions and other important factors that could cause actual results to differ materially from those set forth in the forward-looking information include loss of key personnel, compliance with and changes to applicable laws and regulations, lawsuits, access to insurance and other financial assurances, implementation of new technologies, loss of a major customer, incidents that could limit or suspend specific operations, access to cost effective transportation services, our ability to perform under required contracts, significant stock sales and the effect on the price of our common stock and our willingness or ability to pay dividends.

Investors should also be aware that while we do, from time to time, communicate with securities analysts, it is against our policy to disclose any material non-public information or other confidential commercial information. Accordingly, stockholders should not assume that we agree with any statement or report issued by any analyst irrespective of the content of the statement or report. Furthermore, we have a policy against issuing or confirming financial forecasts or projections issued by others. Thus, to the extent that reports issued by securities analysts contain any projections, forecasts or opinions, such reports are not the responsibility of American Ecology Corporation.

AMERICAN ECOLOGY CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006

Revenue	$39,427	$27,464	$119,658	$78,910
Transportation costs	18,935	12,683	55,866	29,199
Other direct operating costs	10,224	7,874	30,357	22,569

Gross profit	10,268	6,907	33,435	27,142

Selling, general and administrative expenses	3,636	2,902	10,709	9,446
Business interruption insurance claim	—	(704)	—	(704)

Operating income	6,632	4,709	22,726	18,400

Other income (expense):
Interest income	189	215	550	608
Interest expense	—	(6)	(2)	(8)
Other	10	—	62	458

Total other income	199	209	610	1,058

Income before income taxes	6,831	4,918	23,336	19,458
Income tax	2,313	1,925	8,799	7,359

Net income	$4,518	$2,993	$14,537	$12,099

Earnings per share:
Basic	$0.25	$0.17	$0.80	$0.67
Dilutive	$0.25	$0.16	$0.80	$0.66

Shares used in earnings per share calculation:
Basic	18,220	18,129	18,215	18,046
Dilutive	18,257	18,237	18,255	18,215

Dividends paid per share	$0.15	$0.15	$0.45	$0.45

AMERICAN ECOLOGY CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands)

	September 30,	December 31,
	2007	2006
	(unaudited)
Assets

Current Assets:
Cash and cash equivalents	$9,095	$3,775
Short-term investments	2,190	6,120
Receivables, net	28,600	27,692
Prepaid expenses and other current assets	4,287	2,639
Income tax receivable	—	650
Deferred income taxes	1,139	2,166

Total current assets	45,311	43,042

Property and equipment, net	61,877	55,460
Restricted cash	4,841	4,691
Deferred income taxes	460	848

Total assets	$112,489	$104,041

Liabilities and Stockholders’ Equity

Current Liabilities:
Accounts payable	$4,252	$6,866
Deferred revenue	4,324	3,612
Accrued liabilities	7,670	3,544
Accrued salaries and benefits	2,045	1,943
Customer advances	338	1,866
Income tax payable	1	—
Current portion of closure and post-closure obligations	2,017	656
Current portion of long-term debt	6	6

Total current liabilities	20,653	18,493

Long-term closure and post-closure obligations	11,176	12,160
Long-term debt	19	24
Other long-term liabilities	—	9

Total liabilities	31,848	30,686

Contingencies and commitments

Stockholders’ Equity
Common stock	182	182
Additional paid-in capital	58,483	57,532
Retained earnings	21,976	15,641

Total stockholders’ equity	80,641	73,355

Total liabilities and stockholders’ equity	$112,489	$104,041

AMERICAN ECOLOGY CORPORATION
CONSOLIDATED STATEMENT OF CASH FLOWS
(in thousands)
(unaudited)

	For the Nine Months Ended September 30,
	2007	2006
Cash Flows From Operating Activities:
Net income	$14,537	$12,099
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and accretion	7,039	5,796
Deferred income taxes	1,415	5,579
Stock-based compensation expense	420	243
Accretion of interest income	(140)	(299)
Net gain on sale of property and equipment	(58)	(166)
Changes in assets and liabilities:
Receivables	(908)	(5,204)
Income tax receivable	650	808
Insurance receivable	—	157
Other assets	(1,648)	133
Accounts payable and accrued liabilities	542	(2,120)
Deferred revenue	712	1,804
Accrued salaries and benefits	102	(1,023)
Income tax payable	1	—
Closure and post-closure obligations	(416)	(947)

Net cash provided by operating activities	22,248	16,860

Cash Flows From Investing Activities:
Purchases of short-term investments	(22,700)	(24,393)
Purchases of property and equipment	(13,264)	(15,731)
Restricted cash	(150)	(4,617)
Maturities of short-term investments	26,770	38,909
Proceeds from sale of property and equipment	92	174

Net cash used in investing activities	(9,252)	(5,658)

Cash Flows From Financing Activities:
Dividends paid	(8,202)	(8,096)
Proceeds from stock option exercises	328	1,778
Tax benefit of common stock options	203	551
Other	(5)	(1)

Net cash used in financing activities	(7,676)	(5,768)

Increase in cash and cash equivalents	5,320	5,434

Cash and cash equivalents at beginning of period	3,775	3,641

Cash and cash equivalents at end of period	$9,095	$9,075